Exhibit 99.1

For Immediate Release

Contact:	Joel S. Marcus
Chief Executive Officer
Alexandria Real Estate Equities, Inc.
(626) 578-9693

ALEXANDRIA REAL ESTATE EQUITIES, INC.

ANNOUNCES PRICING OF PUBLIC OFFERING OF

5,200,000 SHARES OF

SERIES E CUMULATIVE REDEEMABLE PREFERRED STOCK

PASADENA, CA. — March 8, 2012 — Alexandria Real Estate Equities, Inc. (NYSE:ARE) announced today that it has agreed to sell 5,200,000 shares of Series E Cumulative Redeemable Preferred Stock at a price of $25.00 per share in an underwritten public offering, resulting in gross proceeds of $130 million.  Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., and RBC Capital Markets, LLC are acting as joint bookrunning managers, and Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC, and Santander Investment Securities Inc. are acting as co-managers in connection with the public offering.  The offering is expected to close on or about March 15, 2012, subject to customary closing conditions.  The Series E Cumulative Redeemable Preferred Stock will be entitled to receive dividends at a rate of 6.45% per year.  Dividends will be payable quarterly in arrears on or about the 15th day of each of January, April, July and October of each year, commencing on July 15, 2012.

The Company estimates that the net proceeds of this offering, after deducting underwriting discounts and commissions and before deducting other estimated offering expenses, will be approximately $125.9 million.  The Company intends to use the net proceeds from this offering to reduce the outstanding balance of its borrowings on its unsecured line of credit.  Thereafter, the Company intends to borrow under its unsecured line of credit to fund the redemption of its outstanding 8.375% Series C Cumulative Redeemable Preferred Stock.  The Company may also borrow from time to time under its unsecured line of credit to fund potential future acquisitions, to repay debt, or for general working capital and other corporate purposes, which may include the selective development or redevelopment of existing or new life science properties.

Alexandria Real Estate Equities, Inc., Landlord of Choice to the Life Science Industry®, is the largest owner and preeminent REIT, and leading life science real estate company, focused principally on science-driven cluster development through the ownership, operation, management, and selective acquisition, development, and redevelopment of properties containing life science laboratory space.  Alexandria is the leading provider of high-quality, environmentally sustainable real estate, technical infrastructure, and services to the broad and diverse life science industry.  Client tenants include institutional (universities and independent non-profit institutions), pharmaceutical, biotechnology, medical device, product, and service entities and government agencies.  The Company’s operating platform is based on the principle of “clustering,” with assets and operations located adjacent to life science entities driving growth and technological advances within each cluster.  As of December 31, 2011, the Company’s asset base contained 173 properties approximating 15.3 million rentable square feet, composed of approximately 13.6 million rentable square feet of operating properties, approximately 818,020 rentable square feet undergoing active development, and approximately 919,857 rentable square feet undergoing active redevelopment.

The Series E Cumulative Redeemable Preferred Stock will be offered pursuant to an effective registration statement on Form S-3 that was previously filed with the Securities and Exchange Commission.  This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the Company’s Series E Cumulative Redeemable Preferred Stock, nor shall there be any sale of the Series E Cumulative Redeemable Preferred Stock in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Copies of the prospectus supplement and accompanying prospectus relating to this offering, when available, may be obtained by contacting: Merrill Lynch, Pierce, Fenner & Smith Incorporated, 4 World Financial Center, New York, NY 10080, Attn: Prospectus Department, or by emailing dg.prospectus_requests@baml.com; Citigroup Global Markets Inc., Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, NY 11220, or by calling (800) 831-9146; or RBC Capital Markets, LLC, Attention: Prospectus Department, Three World Financial Center, 200 Vesey Street, 8th Floor, New York, NY 10281, or by calling (866) 375-6829.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such forward-looking statements include, without limitation, statements regarding the Company’s offering of the Series E Cumulative Redeemable Preferred Stock, its intended use of the proceeds, and the expected closing date of the offering.  These forward-looking statements are based on the Company’s present intent, beliefs or expectations, but forward-looking statements are not guaranteed to occur and may not occur.  Actual results may differ materially from those contained in or implied by the Company’s forward-looking statements as a result of a variety of factors, including, without limitation, the risks and uncertainties detailed in its filings with the Securities and Exchange Commission.  All forward-looking statements are made as of the date of this press release, and the Company assumes no obligation to update this information.  For more discussion relating to risks and uncertainties that could cause actual results to differ materially from those anticipated in the Company’s forward-looking statements, and risks and uncertainties to the Company’s business in general, please refer to the Company’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and any subsequent quarterly reports on Form 10-Q.

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